                                                                   EXHIBIT 15.01

October 6, 2003

Flextronics International Ltd.
36 Robinson Road #18-01
City House
Singapore, 068877

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Flextronics International Ltd. and subsidiaries for the three-month periods ended June 30, 2003 and 2002, as indicated in our report dated July 23, 2003 (August 5, 2003 as to Note M); because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, is being used in this Registration Statement. We are also aware that our report referred to above, is incorporated by reference in Registration Statement No. 333-107682 on Form S-4.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

San Jose, California